Eagle Bulk Shipping, Inc. Announces Private Placement
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New York,  New York,  June 23, 2006 - Eagle Bulk  Shipping Inc.  (Nasdaq:  EGLE)
today   announced  that  it  has  entered  into   definitive   agreements   with
institutional investors for the private placement of 2,750,000 shares of Eagle Bulk's common stock at a price of $12 per share resulting in $33 million of total proceeds. The Company expects to issue the shares on or around June 28, 2006.

The shares of Common Stock are being sold pursuant to an exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended and Rule 506 of Regulation D promulgated thereunder. Pursuant to the terms of the Securities Purchase Agreement, the Company has agreed to file a Registration Statement covering the issued shares not more than 30 days from the date of the closing.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The Shares of Common Stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charterhire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in our vessel operating expenses, including dry-docking and insurance costs, or actions taken by regulatory authorities, ability of our counterparties to perform their obligations under sales agreements and charter contracts on a timely basis, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the US Securities and Exchange Commission.

The Company's website is at http://www.eagleships.com

CONTACT:
Investors:
Eagle Bulk Shipping Inc.
Alan Ginsberg
+1 212-785-2500

Mandelbaum & Morgan
Investor Relations/Media
Jon Morgan
+1 646-325-3503

SK 25083 0001 681306